Exhibit 5.2

30 June 2011

441 299 4938

guy.cooper@conyersdill.com

Matter No.: 339507

Doc Ref: 251044

Freescale Semiconductor Holdings I, Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sirs,

Freescale Semiconductor Holdings I, Ltd. (“Freescale I”)

Freescale Semiconductor Holdings II, Ltd. (“Freescale II”)

Freescale Semiconductor Holdings III, Ltd. (“Freescale III”)

Freescale Semiconductor Holdings IV, Ltd. (“Freescale IV” and together with Freescale I, Freescale II and Freescale III, the “Guarantors”)

We have acted as special Bermuda legal counsel to the Guarantors in connection with the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 30 June 2011 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to Freescale Semiconductor, Inc.’s (“Freescale Inc.”) offer of (i) US$750,000,000 principal amount of 8.05% senior notes of Freescale Inc. due 2020 (the “8.05% Notes”); and (ii) US$487,500,000 principal amount of 10.75% senior notes of Freescale Inc. due 2020 (the “10.75% Notes”, and together with the 8.05% Notes, the “Notes” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) and the registration of the Notes under the U.S. Securities Act of 1933, as amended (the “Act”).

For the purposes of giving this opinion, we have examined the following documents:

(i)	an electronic copy of the Registration Statement;

(ii)	an electronic copy of the Indenture by and among Freescale Inc., the Guarantors, Freescale Semiconductor Holdings V, Inc. (“Holdings V”), SigmaTel LLC (“SigmaTel”) and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”) in relation to the 8.05% Notes dated as of 10 June 2011; and

(iii)	an electronic copy of the Indenture by and among Freescale Inc., the Guarantors, Holdings V, SigmaTel and the Trustee as trustee in relation to the 10.75% Notes dated as of 30 September 2010.

The documents listed in items (ii) and (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also examined the memorandum of association and the bye laws of each of the Guarantors, each certified by the Assistant Secretary of the respective Guarantor on 30 June 2011, minutes of a meeting of the board of directors of each Guarantor held on 6 June 2011 and minutes of a meeting of the board of directors of each Guarantor held on 10 August 2010 (the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Guarantors, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Guarantors, and the physical delivery thereof by each of the Guarantors with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Registration Statement and the Documents and other documents reviewed by us; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that each of the Guarantors entered into the Documents pursuant to its business of a holding company; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (i) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms; (j) the validity and binding effect under the Foreign Laws of the submission by each of the Guarantors pursuant to the Documents to the non-exclusive jurisdiction of Federal and state courts in the Borough of Manhattan in The City of New York (the “Foreign Courts”); and (k) that on the date of entering into the Documents each of the Guarantors is and after entering into the Documents will be able to pay its liabilities as they become due.

The obligations of each of the Guarantors under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of any of the Guarantors.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	Each of the Guarantors is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	Each of the Guarantors has taken all corporate action required to authorize its execution, delivery and performance of the Documents.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman Limited

Guy Cooper

Associate